Exhibit 10.1

THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT AND FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTEE AGREEMENT

THIS THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT AND FIRST AMENDMENT TO SUBSIDIARY GUARANTEE AGREEMENT (this "Amendment"), is made and entered into as of July 1, 2013, by and among HEALTHWAYS, INC., a Delaware corporation (the "Borrower"), the Subsidiary Loan Parties party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the "Administrative Agent") and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the several banks and other financial institutions from time to time party thereto (collectively, the "Lenders") and the Administrative Agent are parties to a certain Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 8, 2012, as amended by that certain First Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 5, 2013 and that certain Second Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 15, 2013  (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower and the Administrative Agent, for itself as Administrative Agent, Swingline Lender and Issuing Bank and on behalf of Lenders constituting Required Lenders, agree as follows:

1.            Amendments.

(a)            Section 1.1 of the Credit Agreement is amended by replacing the definitions of "Change of Control", "Consolidated EBITDA", "Obligations" and "Restricted Payment" in their entirety with the following:

"Change in Control" shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting Capital Stock of the Borrower; (c) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; or (d) the occurrence of any "change of control", "fundamental change" or other similar term under the 2013 Convertible Notes Indenture, the 2013 Convertible Notes or any Permitted Subordinated Debt that requires the Borrower to prepay or to offer to purchase the 2013 Convertible Notes or such Permitted Subordinated Debt.

"Consolidated EBITDA" shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) all other non-cash charges (including non-cash expenses related to equity-based compensation, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), (v) cash restructuring charges (including severance and lease termination costs), in an aggregate amount not to exceed $5,000,000 in any four consecutive Fiscal Quarter period (which, for the avoidance of doubt, shall include cash restructuring charges (including severance and lease termination costs) related to the closing of a call center in Raleigh, North Carolina, in an amount not to exceed $2,000,000 in the aggregate, incurred during the Fiscal Quarter ended on December 31, 2012, in calculating Consolidated EBITDA for any period that includes such Fiscal Quarter), and (vi) transaction charges incurred by the Borrower in connection with the issuance of the 2013 Convertible Notes (including charges associated with the 2013 Convertible Notes Call Spread Transaction) in an aggregate amount not to exceed $18,000,000, in each case determined on a consolidated basis in accordance with GAAP for such period.  To the extent that during such period any Loan Party shall have consummated an Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.

"Obligations" shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder and (b) all Hedge/Cash Management Exposure, in each case together with all renewals, extensions, modifications or refinancings thereof;  provided, however, that the definition of 'Obligations' shall not include or create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

 "Restricted Payment"  shall mean for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of or the payment of any principal of, premium, interest, fees or other similar payment with respect to, any shares of Capital Stock, any Indebtedness of such Person subordinated to the Obligations, or any options, warrants, or other rights to purchase such Capital Stock or Indebtedness, whether now or hereafter outstanding.  For purposes of the foregoing definition, the 2013 Convertible Notes will be considered to be Indebtedness subordinated to the Obligations.

(b)            Section 1.1 of the Credit Agreement is amended by adding the following new definitions in the appropriate alphabetical order:

"2013 Convertible Notes" shall mean the unsecured cash convertible senior notes due 2018 to be issued by the Borrower on or prior to August 16, 2013 (a) that are convertible into cash in an amount determined by reference to the price of the common stock of the Borrower, (b) no part of the principal of which is required to be paid (whether by way of maturity date, mandatory sinking fund, mandatory redemption or mandatory prepayment) prior to 180 days after the later of the Revolving Commitment Termination Date and the Maturity Date other than as a result of the exercise by a holder thereof of its conversion right (it being understood that any covenant requiring the Borrower to make an offer to purchase such notes as a result of a "change or control", "fundamental change" or other similar term under the 2013 Convertible Notes Indenture or the 2013 Convertible Notes shall not violate the foregoing restriction), (c) the terms of which are consistent with those set forth in the final draft preliminary offering memorandum (including the description of notes) delivered to the Administrative Agent on or prior to the Third Amendment Date and any other terms reasonably acceptable to the Administrative Agent, and (d) the incurrence of which, at the time such incurrence, on a pro forma basis would not violate the terms of this Agreement.

"2013 Convertible Notes Call Spread Transaction" shall mean the 2013 Convertible Notes Hedge Transaction and the 2013 Convertible Notes Warrant Transaction.

"2013 Convertible Notes Hedge Transaction" shall mean any call option (or substantially equivalent derivative transaction) on the Borrower's common stock (including, for the avoidance of doubt, any cash settled call option) purchased by the Borrower substantially concurrently with, and in connection with, the issuance of the 2013 Convertible Notes; provided that the purchase price for such 2013 Convertible Notes Hedge Transaction, less the proceeds received by the Borrower from the sale of any related 2013 Convertible Notes Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of the 2013 Convertible Notes.

"2013 Convertible Notes Indenture" shall mean the indenture, dated on or about the first date of original issuance of the 2013 Convertible Notes, by and among the Borrower and the trustee for the 2013 Convertible Notes, which indenture shall govern the terms and conditions, and otherwise provide for the issuance of, the 2013 Convertible Notes.

"2013 Convertible Notes Warrant Transaction" shall mean any call option on, or any warrant or right to purchase (or substantially equivalent derivative transaction), the Borrower's common stock (including, for the avoidance of doubt, any net share settled call option or warrant) sold by the Borrower substantially concurrently with, and in connection with, the purchase by the Borrower of the 2013 Convertible Notes Hedge Transaction.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a "financial entity," as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Third Amendment Date" shall mean July 1, 2013.

(c)            The parenthetical beginning on the second line of subsection (c) of Section 2.13 of the Credit Agreement is amended by replacing such parenthetical in its entirety with the following:

(other than (i) equity issuances pursuant to any component of the 2013 Convertible Notes Call Spread Transaction, (ii) equity issuances pursuant to stock incentive plans or other equity award agreements for employees of the Borrower or a Subsidiary and (iii) Investments permitted under Section 7.4 that consist of equity issued on an intercompany basis among the Borrower and its Subsidiaries)
                          (d)            Paragraph (d) of Section 2.13 of the Credit Agreement is amended by adding the following sentence to the end of such paragraph:

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(e)            Section 2.22 of the Credit Agreement is amended by adding the following sentence to the end of such Section:

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(f)            Section 6.1 of the Credit Agreement is amended by replacing such section in its entirety with the following:

Section 6.1                          Leverage Ratio. The Borrower and its Subsidiaries shall maintain, as of the last day of any Fiscal Quarter, a Leverage Ratio that is not greater than:
Fiscal Quarter                                                                                                    Leverage Ratio

The Fiscal Quarters ending June 30, 2013                                        5.00:1.00
 and September 30, 2013
The Fiscal Quarters ending                                                                                  4.75:1.00
 December 31, 2013 and March 31, 2014
The Fiscal Quarters ending on                                                                         4.50:1.00
June 30, 2014 and September 30, 2014

The Fiscal Quarters ending                                                                                  4.25:1.00
 December 31, 2014, March 31, 2015,
June 30, 2015 and September 30, 2015
The Fiscal Quarters ending                                                                                   3.75:1.00
 December 31, 2015, March 31, 2016,
June 30, 2016 and September 30, 2016
Each Fiscal Quarter ending on or after                                                 3.50:1.00
 December 31, 2016
(g)            Section 7.1 of the Credit Agreement is amended by (a) deleting the reference to "and" at the end of subsection (j), (b) replacing the "." at the end of subsection (k)  with "; and", and (c) adding a new subsection (l) to such section with the following:

(l)  the 2013 Convertible Notes in an aggregate principal amount not to exceed $150,000,000, less any principal repayments thereof (including upon conversion thereof) from time to time, so long as the proceeds thereof are applied first, to pay transaction charges incurred by the Borrower in connection with the issuance of the 2013 Convertible Notes (including charges associated with the 2013 Convertible Notes Call Spread Transaction), second, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments, and third, to the principal balance of the Term Loans, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity; provided, however that the Borrower may retain up to $25,000,000 of proceeds after the first $100,000,000 of 2013 Convertible Notes are issued, to the extent necessary to maintain that amount as outstanding Loans for the purpose of minimizing liabilities associated with the termination or partial termination of existing interest rate Hedging Obligations of the Borrower.

(h)           Section 7.4 of the Credit Agreement is amended by replacing subsection (i) thereof in its entirety with the following:

(i)            Investments permitted under subsections (iii), (vi), (vii) and (viii) of Section 7.5;

(i)            Section 7.5 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

Section 7.5                          Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for (i) Restricted Payments payable by the Borrower solely in shares of any class of its Capital Stock, (ii) Restricted Payments made by any Subsidiary ratably to the Borrower, any other Subsidiaries of the Borrower and any other minority shareholders of a Subsidiary of Borrower, (iii) Restricted Payments paid in cash after the Fifth Restatement Date in an aggregate amount not to exceed $200,000,000 so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Section 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement and (C) the aggregate amount of Restricted Payments paid in connection with the conversion of the 2013 Convertible Notes into cash under this clause (iii) shall not exceed $10,000,000, (iv) interest payments on Permitted Subordinated Debt to the extent such payments are expressly permitted by the subordination provisions of the applicable Subordinated Debt Documents, (v) interest payments on the 2013 Convertible Notes in accordance with the terms of the 2013 Convertible Notes and the 2013 Convertible Notes Indenture, (vi) the purchase of the 2013 Convertible Notes Hedge Transaction and the sale of the 2013 Convertible Notes Warrant Transaction, (vii) the purchase of common stock of the Borrower (or corresponding delivery of cash) upon the exercise of the 2013 Convertible Notes Hedge Transaction so long as such exercise is made in connection with and as a result of a conversion of the 2013 Convertible Notes, and (viii) Restricted Payments paid in connection with the conversion of the 2013 Convertible Notes into common stock of the Borrower or cash; provided that solely for purposes of this clause (viii), conversions of the 2013 Convertible Notes may not be cash settled, and the 2013 Convertible Notes may not be converted in exchange for any consideration other than common stock of the Borrower, unless (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower would be in compliance with the financial covenants set forth in Section 6.1 and 6.2, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered under this Agreement, (C) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the sum of (x) the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries in which the Administrative Agent has a first priority perfected security interest, plus (y) the amount by which the Aggregate Revolving Commitments exceed the Revolving Credit Exposure shall be at least $50,000,000, (D) after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the ratio of (1) Consolidated Total Funded Debt as of such date that is secured by a Lien on any assets or property of the Borrower and its Subsidiaries to (2) Consolidated EBITDA for the most recently ended four consecutive Fiscal Quarters for which financial statements are required to have been delivered under this Agreement would not exceed 3.50:1.00 and (E) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing with reasonable promptness prior to the date such Restricted Payment will be made.
Notwithstanding the foregoing, to the extent that (x) Restricted Payments are paid by the Borrower pursuant to subsection (iii) above up to the limitation set forth in clause (C) thereof, in connection with the conversion of the 2013 Convertible Notes into cash, and (y) within the 45-day period immediately following the payment of such Restricted Payments, such Restricted Payments could have been made under subsection (viii) above (taking into account all other Restricted Payments made under subsection (viii) during such 45-day period and including delivery of the pro forma Compliance Certificate required under clause (E) of subsection (viii) above), then the parties acknowledge and agree that such Restricted Payments shall be deemed to have been made under subsection (viii) rather than subsection (iii).
(j)            Section 7.6 of the Credit Agreement is amended by (a) deleting the "and" and the end of subsection (c), (b) replacing the "." at the end of subsection (d) with ";" and (c) adding a new subsection (e) to such section with the following:

(e)            the 2013 Convertible Notes Call Spread Transaction.

(k)            Section 7.10 of the Credit Agreement is amended by replacing such section in its entirety with the following:
Section 7.10                          Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (x) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (y) the 2013 Convertible Notes Call Spread Transaction.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
(l)            Section 7.13 of the Credit Agreement is amended by replacing such section in its entirety with the following:
Section 7.13                     Amendment to Material Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in any manner that would have a materially adverse effect on the Lenders, the Administrative Agent, the Issuing Bank, the Borrower or any of its Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under the 2013 Convertible Notes Indenture, the 2013 Convertible Notes or the documents governing or evidencing the 2013 Convertible Notes Call Spread Transaction if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such 2013 Convertible Notes or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, conversion or prepayment provisions thereof in a manner adverse to the Administrative Agent or the Lenders (other than any supplemental indenture to reflect a successor issuer or obligor in respect of the 2013 Convertible Notes to the extent required under the 2013 Convertible Notes Indenture in connection with any consolidation, merger, combination, share exchange, or sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Borrower, provided that nothing contained in this parenthetical shall be deemed to constitute consent or approval to any such merger of consolidation not otherwise permitted hereunder); (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect thereof or confer additional rights upon the holders thereof that individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.
(m)            Section 8.1(f) of the Credit Agreement is amended by replacing such subsection in its entirety with the following:
 (f)            the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (other than, in the case of the 2013 Convertible Notes, the occurrence of any event or condition that permits the holders of the 2013 Convertible Notes to convert the 2013 Convertible Notes into cash); or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, redeemed, purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (other than by a regularly scheduled required prepayment or redemption and other than, in the case of the 2013 Convertible Notes, a prepayment, redemption or conversion of such 2013 Convertible Notes in exchange for common stock of the Borrower or for cash to the extent expressly permitted to be paid pursuant to clause (iii) or (viii) of Section 7.5); or
(n)            Section 8.2 of the Credit Agreement is amended by adding the following sentence to the end of such Section:

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

2.    Amendments to the Subsidiary Guarantee Agreement.

(a)            Section 1 of the of the Subsidiary Guarantee Agreement is amended by adding the following to the end of the first sentence of such Section:

; provided, however, that the definition of 'Obligations' shall not include or create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

(b)            The Subsidiary Guarantee Agreement is amended by adding the following Section 28 to the Subsidiary Guarantee Agreement:

SECTION 28.  Keepwell.          Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 28 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 28 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 28 shall remain in full force and effect until the Obligations have been discharged pursuant to Section 14 of the Agreement.  Each Qualified ECP Guarantor intends that this Section 28 constitute, and this Section 28 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

3.    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (a) executed counterparts to this Amendment from the Borrower and the Guarantors,  (b) written authorization from the Required Lenders approving this Amendment and authorizing the Administrative Agent to execute this Amendment, (c) the final draft preliminary offering memorandum (including the description of notes) for the 2013 Convertible Notes provided to all purchasers thereof, and (d) payment of an amendment fee for each Lender that authorizes the Administrative Agent to execute this Amendment in the amount of 0.10% of such Lenders' Revolving Commitment and outstanding Term Loan, and the reasonable expenses of the Administrative Agent incurred in connection with this Amendment and the transactions contemplated hereby.

4.    Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party represents and warrants to the Lenders and the Administrative Agent:

(a)            The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b)    The execution, delivery and performance of this Amendment by each Loan Party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational action;

(c)            The execution, delivery and performance of this Amendment by each Loan Party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable judgment, law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, Material Agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)            This Amendment has been duly executed and delivered by or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity; and

(e)            After giving effect to this Amendment and any changes in facts and circumstances that are not prohibited by the terms of the Credit Agreement, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (subject to the limitation that representations and warranties effective as of a specified date are true and correct as of such specified date), and no Default or Event of Default exists as of the date hereof.

5.	Reaffirmations and Acknowledgments.

(a)            Reaffirmation of Guaranty.  Each Subsidiary Loan Party consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratifies and confirms the terms of the Subsidiary Guarantee Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guarantee Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guarantee Agreement.

(b)            Acknowledgment of Perfection of Security Interest. Each Loan Party acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

6.    Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

7.    Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8.    No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

9.    Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

10.    Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11.    Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12.    Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

HEALTHWAYS, INC.

By:                  /s/ Alfred Lumsdaine__________
Name:  Alfred Lumsdaine
Title:  Chief Financial Officer and Secretary

SUBSIDIARY LOAN PARTIES:

AMERICAN HEALTHWAYS SERVICES, LLC
CARESTEPS.COM, INC.
POPULATION HEALTH SUPPORT, LLC
HEALTHWAYS INTERNATIONAL, INC.
HEALTHWAYS HEALTH SUPPORT, LLC
HEALTHWAYS WHOLEHEALTH NETWORKS, INC.
HEALTHWAYS QUITNET, LLC
HEALTHWAYS HEALTHTRENDS, LLC
CLINICAL DECISION SUPPORT, LLC
MEYOU HEALTH, LLC
HEALTHHONORS, LLC
THE STRATEGY GROUP, LLC
NAVVIS HEALTHCARE, LLC
NAVVIS CONSULTING, LLC
HEALTHWAYS HAWAII, LLC
ASCENTIA HEALTH CARE SOLUTIONS L.L.C.

By:       /s/ Alfred Lumsdaine__________
Name:  Alfred Lumsdaine
Title:    Chief Financial Officer and Secretary

  [SIGNATURE PAGE TO THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT AND FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTEE AGREEMENT]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:                   /s/ Mary Beth Coke_________
Name:         Mary Beth Coke
Title:            Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT AND FIRST AMENDMENT TO SECOND AMENDED AND RESTATED SUBSIDIARY GUARANTEE AGREEMENT]